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                                                                     EXHIBIT 2.1


      (ENGLISH TRANSLATION OF JAPANESE LANGUAGE DOCUMENT FOR REFERENCE ONLY)


                       STOCK-FOR-STOCK EXCHANGE AGREEMENT

                           (KABUSHIKI-KOUKAN-KEIYAKU)


     This Stock-for-Stock Exchange Agreement (this "Agreement") is made and entered into by and between Jupiter Telecommunications Co., Ltd. ("JUPITER") and TITUS Communications Corporation ("TITUS").


Article 1 (Manner of the Stock-for-Stock Exchange)

     Subject to the terms and conditions set forth in this Agreement, JUPITER and TITUS shall exchange their stocks so that JUPITER will become the parent company (kanzen-oyagaisha) wholly-owning TITUS and TITUS will become a wholly-owned subsidiary (kanzen-kogaisha) of JUPITER (this stock-for-stock exchange (kabushiki-koukan) being hereinafter referred to as the "Stock-for-Stock Exchange").


Article 2 (Issuance and Allotment of Shares under the Stock-for-Stock Exchange)

1. Under the Stock-for-Stock Exchange, JUPITER shall issue shares of its non-par value common stock ("Jupiter Stock") in the number equal to the product obtained by multiplying (x) the sum of (i) the total number of common shares of TITUS, and (ii) the total number of convertible preference shares of TITUS multiplied by 1875, owned by the shareholders recorded in the shareholder register of TITUS as of the day immediately preceding the date of the Stock-for-Stock Exchange and (y) 0.32251548; provided, however, if the total number of shares to be allotted and delivered pursuant to the following Clauses 2 and 3 of this Article (hereinafter referred to as the "Total Number") should be different from the number of shares to be issued calculated above, the Total Number shall be the number of shares to be issued by JUPITER in accordance herewith.

2. On the date of the Stock-for-Stock Exchange, JUPITER shall allot and deliver the shares so issued to the shareholders of TITUS at the rate of
     0.32251548 shares of JUPITER Stock for one common share of TITUS (with or without par value), and at the rate of 0.32251548 x 1875 shares of JUPITER Stock for one convertible preference shares of TITUS.

3. Notwithstanding the foregoing Clauses 1 and 2 in this Article, any fraction corresponding to a multiple of one-hundredth of one share of Jupiter Stock shall be entered in the broken lot ledger and no share certificate shall be issued, and any fraction smaller than one-hundredth of one share shall be rounded up to the nearest one-hundredth number if the third decimal figure is 5 or more, or shall be rounded down to the nearest one-hundredth number if the same figure is 4 or less.


Article 3 (Amounts of the Stated Capital (Shihon-kin) and the Capital Reserve (Shihon-jyunbi-kin) to be Increased)
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     (ENGLISH TRANSLATION OF JAPANESE LANGUAGE DOCUMENT FOR REFERENCE ONLY)


     The amounts of the stated capital and the capital reserve of JUPITER to be increased due to the Stock-for-Stock Exchange shall be as follows:

     (1)   Stated Capital

           Yen 1,100,000,000

     (2)   Capital Reserve

           The amount of the net asset value of TITUS as of the date of the Stock-for-Stock Exchange minus the amount of the stated capital increase under the preceding item (1).

Article 4 (Summary Procedure for the Stock-for-Stock Exchange; Shareholders' general Meeting Approving the Stock-for-Stock Exchange)

     TITUS AND JUPITER shall hold shareholders' general meetings (each a "Meeting Approving the Stock-for-Stock Exchange") on July 13, 2000 and seek approval for this Agreement and the resolution with respect to the matters necessary for the Stock-for-Stock Exchange; provided, however, that such date of the meetings may be changed through mutual consultation between JUPITER and TITUS due to any procedural necessity for the Stock-for-Stock Exchange or for any similar reasons.

Article 5  (Non-issuance of Shares)

        1. TITUS shall not issue any share from the time of the execution of this Agreement until the date of the Stock-for-Stock Exchange.

        2. TITUS shall immediately terminate any stock option agreements made with, and cancel any stock option granted to, officers or employees of TITUS or its subsidiaries and shall not enter into any such stock option agreements or grant any such stock option which will be effective after the Stock-for-Stock exchange is effected; provided, however, that the foregoing shall not apply to any agreement to issue stock options under which the issuance of the stock options is expressly conditioned on the termination of this agreement.

Article 6   (Change in the Articles of Incorporation)

        JUPITER shall, without delay after the execution of this Agreement, amend its Article of Incorporation so that immediately prior to and on the date of the Stock-for-Stock Exchange they shall be in the form attached hereto as Exhibit A.

Article 7   (Date of the Stock-for-Stock Exchange)

     The date of the Stock-for-Stock Exchange shall be September 1, 2000; provided, however, that this date may be changed through mutual consultation between JUPITER and TITUS due to any procedural necessity for the Stock-for-Stock Exchange or for any other reasons.

Article 8 (Term of Office of Incumbent Officers as of the Stock-for-Stock Exchange)


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     (ENGLISH TRANSLATION OF JAPANESE LANGUAGE DOCUMENT FOR REFERENCE ONLY)

      The term of office of each director and statutory auditor of JUPITER who has assumed the office prior to the date of the Stock-for-Stock Exchange shall expire as provided for in the Articles of Incorporation of JUPITER, irrespective of the Stock-for-Stock Exchange.


Article 9   (Dividends)

      The dividends from profits on the new shares of JUPITER issued upon the Stock-for-Stock Exchange pursuant to Article 2 shall be calculated from January 1, 2000 as the initial date of reckoning for dividends.


Article 10  (Termination)

      Should any of the following events occur, this Agreement shall automatically terminate:

      (1) Either party shall not pass the resolution in favor of the Stock-for-Stock Exchange at its Meeting Approving the Stock-for-Stock Exchange on or before July 13, 2000 or such date the meetings may be changed to through mutual consultation between JUPITER and TITUS.

      (2) Either party shall not acquire necessary approvals of the Ministry of Post the Telecommunication (if any) provided by any laws, regulations, licenses or approvals by the day before the date of the Stock-for-Stock Exchange.

      (3) The waiting period applicable JUPITER as provided by Article 27 Clause 2 of the Foreign Exchange and Foreign Trade Law shall not expire by the day before the date of the Stock-for-Stock Exchange.

      (4) TITUS shall be in breach of Article 5 on the day prior to the date of the Stock-for-Stock Exchange.

      (5)   JUPITER shall not amend its Articles of Incorporation according to
      Article 6 by the day before the date of the Stock-for-Stock Exchange.

      (6) The receipt by JUPITER and TITUS of a written notice of request to terminate the Agreement from shareholders who hold majority of all of the outstanding common shares of either JUPITER or TITUS at any time prior to the date of the Stock-for-Stock Exchange.


Article 11  (Consultation)

      Matters necessary with respect to the Stock-for-Stock Exchange, other than those set forth in this Agreement, shall be decided through mutual consultation between JUPITER and TITUS in accordance with the spirit hereof.

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      (ENGLISH TRANSLATION OF JAPANESE LANGUAGE DOCUMENT FOR REFERENCE ONLY)

     IN WITNESS WHEREOF, JUPITER and TITUS have executed this Agreement in duplicate by affixing the names and seal impressions of their respective representatives, and each shall retain one executed original.


June 27, 2000



                 JUPITER:  41-24, Higashi-ikebukuro 4-chome, Toshima-ku
                           Tokyo
                           Juniper Telecommunications Co., Ltd.
                           Tsunetoshi Ishibashi, Representative Director  [SEAL]

                           /s/ T. ISHIBASHI

                 TITUS:    52-2, Jingu-mae 5-chome, Shibuya-ku, Tokyo
                           TITUS Communications Corporation
                           Lee A. Daniels, Representative Director        [SEAL]

                           /s/ LEE A. DANIELS


                                  *    *    *

                                 REPRESENTATION

     The undersigned certifies that the foregoing is a fair and accurate English translation of the original Japanese language document.




                                   /s/ Tsunetoshi Ishibashi
                                   _______________________________________
                                   Tsunetoshi Ishibashi
                                   Chairman